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                                                                    Exhibit 99.1
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                                 NEWS RELEASE

BERNARD KORMAN, Chairman of the Board                   IMMEDIATE
(978) 282-1800                                          February 14, 2000

          NUTRAMAX ANNOUNCES EXTENSION OF FOREBEARANCE AGREEMENT AND
                  APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER

     GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. announced today that it has entered into a Second Forbearance Agreement with its bank lenders and subordinated debt holder extending the forbearance period until April 30, 2000, subject to the satisfaction of certain financial performance covenants.

     NutraMax also announced today the appointment of Richard G. Glass, age 45, to the position of Chief Executive Officer. Mr. Glass was most recently President - Mass Market Division of Twinlab Corporation based in Hauppauge, New York. Twinlab is a leading manufacturer of branded and private label nutritional supplements. Prior to Twinlab, Mr. Glass was employed for ten years at the Perrigo Company based in Allegan, Michigan. At Perrigo, he served in a number of key management positions including Executive Vice President - Sales & Marketing, and Executive Vice President - Business Process Redesign. Perrigo is a leading manufacturer of store-brand over-the-counter drugs, and nutritional supplements. In addition to his duties as Chief Executive Officer, Mr. Glass will also serve on the Company's Board of Directors.

     Additionally, the Company announced the appointment of David J. Radeke to the position of President and Chief Operating Officer. Mr. Radeke joined NutraMax in June of 1998 as the Vice President & General Manager of their Personal Care Division. In December of 1998 he was promoted to Corporate Vice President of Operations and most recently held the position of Chief Operating Officer.

     Speaking on behalf of the Company, Bernard J. Korman, NutraMax Chairman of the Board stated that, "We are very pleased that we have been able to attract an executive of Rick's caliber to NutraMax. His extensive experience in the store brand industry and with our key retail partners will offer the leadership and direction that the Company requires at this time. We are also pleased to have an opportunity to promote David Radeke at this critical time to maintain the continuity in our improvement programs designed to return NutraMax to its position as a preferred supplier to our customers."

     NutraMax is a leading consumer health care products company and the number one
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manufacturer and marketer of Store-Brand Disposable Douches, ready-to-use
Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops, and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains, and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh (R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross, and NutraMax.

     Visit NutraMax on the Internet at http://www.nutramax.com.
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